Exhibit 99.1

         Mercury General Corporation Announces Second Quarter Results

    LOS ANGELES, Aug. 2 /PRNewswire-FirstCall/ -- Mercury General Corporation (NYSE: MCY) reported today net income of $78.1 million, or $1.43 per share (diluted), in the second quarter 2004 compared with $43.4 million, or $0.80 per share (diluted), in the same period for 2003. For the first six months of 2004, net income was $147.0 million ($2.69 per share-diluted) compared to net income of $85.5 million ($1.57 per share-diluted) in the same period for 2003. Included in net income are net realized gains, net of tax, of $7.9 million ($0.14 per share-diluted) in the second quarter 2004 compared to net realized losses, net of tax benefit, of $0.1 million ($0.00 per share-diluted) for the second quarter 2003, and net realized gains, net of tax, of $11.6 million ($0.21 per share-diluted) for the first six months of 2004 compared to net realized losses, net of tax benefit, of $0.6 million ($0.01 per share-diluted) for the same period in 2003.
    Company-wide net premiums written were $648.5 million in the second quarter 2004, an 18.2% increase over second quarter 2003 net premiums written of $548.5 million, and were $1,278.7 million for the first six months of 2004, a 17.6% increase over the same period in 2003. California net premiums written were $498.7 million in the quarter, an increase of approximately 8.5% over 2003, and were $998.8 million for the first six months of 2004, a 9.5% increase over the same period in 2003. Non-California net premiums written were $149.8 million in the quarter, a 68.5% increase over 2003, and were $279.9 million for the first six months of 2004, a 60.3% increase over the same period in 2003. Non-California net premiums written represented approximately 23.1% of the Company's total second quarter net premiums written, up from 16.2% in the second quarter of 2003.
    The Company's combined ratio (GAAP basis) was 88.3% in the second quarter and 88.7% for the first six months of 2004 compared with 94.3% for both the second quarter and the six month period in 2003. Rate increases taken during 2003 and positive development of approximately $25 million for the six month period ended June 30, 2004 on the 2003 and prior accident year loss reserves contributed to the improvement in the combined ratio.
    Net investment income of $26.2 million (after tax $23.2 million) in the second quarter of 2004 decreased by 1.9% compared to the same period in 2003. The after-tax yield on investment income was 3.6% on average assets of $2.6 billion (fixed maturities and equities at cost) for the quarter. This compares with an after tax yield on investment income of 4.2% on average investments of $2.3 billion (fixed maturities and equities at cost) for the same period in 2003.
    In June 2004, the Company began writing private passenger automobile insurance in Pennsylvania, marking the eleventh state in which the Company writes automobile insurance.
    On July 30, 2004, the Board of Directors declared a quarterly dividend of $0.37 per share for the second quarter, representing a 12% increase over the quarterly dividend amount paid in 2003. The dividend is to be paid on September 30, 2004 to shareholders of record on September 15, 2004. The Company's book value per share at June 30, 2004 was $24.29.

    Mercury General Corporation and its subsidiaries are a multiple line insurance organization offering predominantly personal automobile and homeowners insurance through a network of independent agents and brokers in many states. For more information, visit our website at www.mercuryinsurance.com. The Company will be hosting a conference call and webcast today at 10:00 A.M. Pacific time where management will discuss results and address questions. The teleconference and webcast can be accessed by calling (877) 807-1888 or by visiting www.mercuryinsurance.com. A replay of the call will be available beginning at 1:30 P.M. Pacific time and running through August 9, 2004. The replay telephone numbers are (800) 642-1687 (USA) or (706) 645-9291 (International). The conference ID# is 8698528. The replay will also be available on the Company's website shortly following the call.

    The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for certain forward-looking statements. The statements contained in this press release are forward-looking statements based on the Company's current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be those anticipated by the Company. Actual results may differ from those projected in the forward-looking statements. These forward-looking statements involve significant risks and uncertainties (some of which are beyond the control of the Company) and are subject to change based upon various factors, including but not limited to the following risks and uncertainties: changes in the demand for the Company's insurance products, and in general economic conditions; the accuracy and adequacy of the Company's pricing methodologies; market risks associated with the Company's investment portfolio; uncertainties related to estimates, assumptions and projections generally; the possibility actual loss experience may vary adversely from the actuarial estimates made to determine the Company's loss reserves; inflation and changes in economic conditions; the Company's ability to obtain and the timing of regulatory approval for requested rate changes; legislation adverse to the automobile insurance industry or business generally that may be enacted in California or other states; the presence of competitors with greater financial resources and the impact of competitive pricing; changes in driving patterns and loss trends; acts of war and terrorist activities; court decisions and trends in litigation and health care and auto repair costs and marketing efforts; and various legal, regulatory and litigation risks. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as the result of new information, future events or otherwise. For a more detailed discussion of some of the foregoing risks and uncertainties, see the Company's filings with the Securities and Exchange Commission.

    Mercury General Corporation
    Information Regarding Non-GAAP Measures
    The Company has presented information within this document containing operating measures which in management's opinion provide investors useful industry specific information to evaluate and perform meaningful comparisons of the Company's performance but that may not be presented in accordance with Generally Accepted Accounting Principles ("GAAP"). These measures are not intended to replace, and should be read in conjunction with, the GAAP financial results. The Company has reconciled these measures with the most directly comparable GAAP measure in the supplemental schedule entitled, "Summary of Operating Results."
    Net Premiums Written represents the premiums charged on policies issued during a fiscal period. Net Premiums Earned, the most directly comparable GAAP measure, represents the portion of premiums written that is recognized as income in the financial statements for the periods presented and earned on a pro-rata basis over the term of the policies. Net Premiums Written is meant as supplemental information and is not intended to replace Net Premiums Earned. It should be read in conjunction with the GAAP financial results.
    Paid Losses and Loss Adjustment Expenses is the portion of Incurred Losses and Loss Adjustment Expenses, the most directly comparable GAAP measure, excluding the effects of changes in the loss reserve accounts. Paid Losses and Loss Adjustment Expenses is meant as supplemental information and is not intended to replace Incurred Losses and Loss Adjustment Expenses. It should be read in conjunction with the GAAP financial results.


                     Mercury General Corporation and Subsidiaries
                           Summary of Operating Results
                          (000's) except per share amounts
                                   (unaudited)

                                      Quarter Ended       Six Months Ended
                                        June 30,              June 30,
                                      2004     2003       2004        2003
    Net premiums written           $648,449  $548,451  $1,278,732  $1,087,201
    Net premiums earned             620,432   525,072   1,212,369   1,025,738
    Paid losses and loss
     adjustment expenses            348,993   333,126     711,899     653,725
    Incurred losses and loss
     adjustment expenses            380,526   357,565     752,522     699,111
    Net investment income            26,212    26,718      51,940      53,644
    Net realized investment gains
     (losses), net of tax             7,876      (112)     11,564        (606)
    Net income                      $78,134   $43,372    $146,950     $85,480

    Basic average shares
     outstanding                     54,459    54,403      54,445      54,391

    Diluted average shares
     outstanding                     54,628    54,547      54,616      54,518

    Basic Per Share Data
    Net income                        $1.43     $0.80       $2.70       $1.57

    Net realized investment gains
     (losses), net of tax             $0.14     $0.00       $0.21      ($0.01)

    Diluted Per Share Data
    Net income                        $1.43     $0.80       $2.69       $1.57

    Net realized investment gains
     (losses), net of  tax            $0.14     $0.00       $0.21      ($0.01)

    Operating Ratios -- GAAP (a)
     Basis
    Loss ratio                        61.3%     68.1%       62.1%       68.1%
    Expense ratio                     27.0%     26.2%       26.6%       26.2%
    Combined ratio                    88.3%     94.3%       88.7%       94.3%

    Reconciliations of Operating
     Measures to Comparable GAAP
     (a) Measures

    Net premiums written           $648,449  $548,451  $1,278,732  $1,087,201
    Increase in unearned premiums   (28,017)  (23,379)    (66,363)    (61,463)
    Net premiums earned            $620,432  $525,072  $1,212,369  $1,025,738

    Paid losses and loss
     adjustment expenses           $348,993  $333,126    $711,899    $653,725
    Increase in net losses and
     loss adjustment expense
     reserves                        31,533    24,439      40,623      45,386
    Incurred losses and loss
     adjustment expenses           $380,526  $357,565    $752,522    $699,111

    (a) Generally Accepted Accounting Principles


                   Mercury General Corporation and Subsidiaries
                          Other Supplemental Information
                              (000's) except ratios
                                   (unaudited)

                                        Quarter ending,     Six Months Ended,
                                            June 30,           June 30,
                                         2004      2003      2004      2003
    Total California Operations (1)
    Net Premiums Written               $498,697  $459,564  $998,795  $912,511
    Net Premiums Earned                 495,137   443,821   979,919   866,834

    Loss Ratio                            60.7%     68.5%     62.0%     69.3%
    Expense Ratio                         26.0%     25.5%     25.9%     25.5%
    Combined Ratio                        86.7%     94.0%     87.9%     94.8%

    California Automobile lines
    Net Premiums Written               $450,959  $421,092  $912,952  $842,066
    Net Premiums Earned                 454,548   412,500   902,344   806,423

    Loss Ratio                            62.7%     69.0%     63.7%     69.7%
    Expense Ratio                         26.1%     25.1%     25.9%     25.1%
    Combined Ratio                        88.8%     94.1%     89.6%     94.8%

    California Homeowners line
    Net Premiums Written                $39,725   $31,850   $71,751   $58,389
    Net Premiums Earned                  33,375    25,953    64,843    49,944

    Loss Ratio                            35.7%     58.7%     41.4%     64.2%
    Expense Ratio                         24.5%     25.8%     25.1%     26.0%
    Combined Ratio                        60.2%     84.5%     66.5%     90.2%

    Non-California Operations (2)
    Net Premiums Written               $149,752   $88,887  $279,937  $174,690
    Net Premiums Earned                 125,295    81,251   232,450   158,904

    Loss Ratio                            64.0%     65.6%     62.1%     62.1%
    Expense Ratio                         30.6%     29.9%     29.8%     29.7%
    Combined Ratio                        94.6%     95.5%     91.9%     91.8%


                                            At       At
                                         June 30, June 30,
    Policies-in-force (000's)              2004     2003

    California Personal Auto              1,048    1,009
    California Commercial Auto               21       19
    Non-California Personal Auto            252      160
    California Homeowners                   202      169
    Florida Homeowners                       13        8

    All ratios are calculated on GAAP basis.
    (1) Total California operations includes homeowners, auto, commercial property and other immaterial California business lines
    (2) Includes all states except California


                  Mercury General Corporation and Subsidiaries
                  Condensed Balance Sheet and Other Information
                             (000's) except per-share amounts

                                             June 30, 2004   December 31, 2003
                                              (unaudited)

    Investments - available for sale
      Fixed maturities at market
       (amortized cost $2,118,544 in 2004
       and $1,856,083 in 2003)                  $2,164,629        $1,945,309
      Equity securities at market (cost
       $209,805 in 2004 and $223,113 in
       2003)                                       232,227           264,393
      Short-term cash investments, at
       cost, which approximates market             302,534           329,812
            Total investments                    2,699,390         2,539,514
    Net receivables                                331,951           299,094
    Deferred policy acquisition costs              146,436           132,059
    Other assets                                   160,963           149,099
      Total assets                              $3,338,740        $3,119,766

    Loss and loss adjustment expenses             $837,145          $797,927
    Unearned premiums                              727,414           663,004
    Other liabilities                              326,048           278,618
    Notes payable                                  124,729           124,714
    Shareholders' equity                         1,323,404         1,255,503
      Total liabilities and shareholders'
       equity                                   $3,338,740        $3,119,766

    Common stock - shares outstanding               54,482            54,424
    Book value per share                            $24.29            $23.07
    Statutory surplus                        $1.25 billion     $1.17 billion
    Portfolio duration                           3.5 years         3.8 years

SOURCE  Mercury General Corporation
    -0-                             08/02/2004
    /CONTACT: Theodore Stalick, VP/CFO of Mercury General Corporation, +1-323-937-1060/
    /Web site:  http://www.mercuryinsurance.com/
    (MCY)

CO:  Mercury General Corporation
ST:  California
IN:  FIN INS
SU:  ERN CCA